Exhibit 99.1

[Opteum Logo]

OPTEUM TO SELL RETAIL MORTGAGE ORIGINATION PLATFORM FOR
AN ESTIMATED $5 MILLION PLUS ASSUMPTION OF CERTAIN LIABILITIES

VERO BEACH, FL (May 7, 2007)— Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”), today announced that its subsidiary, Opteum Financial Services, LLC (“OFS”), has entered into a definitive agreement with Prospect Mortgage Company, LLC concerning the sale of substantially all of the assets related to OFS’s retail mortgage origination business (the “Business”) and certain other assets associated with OFS’s corporate staff functions for an estimated aggregate purchase price of $5 million plus the assumption of certain lease and other liabilities related to the Business and the assets being sold. The transaction, which is subject to certain closing conditions, is scheduled to be completed during the second quarter of 2007.

“Given the reduced demand for mortgage products and services and the deterioration in the secondary market for closed mortgage loans, this transaction will enable us to refocus our energies on managing and growing our RMBS portfolio, while stemming OFS’s losses associated with mortgage originations,” said Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer. “Upon completion of this transaction and the wind down of OFS’s Conduit and Wholesale mortgage origination divisions, we will be out of the mortgage origination business entirely. Certain costs associated with exiting the mortgage origination business will be reflected in our first quarter and second quarter results,” Mr. Zimmer added.

For further information, please refer to the Company's filings with the Securities and Exchange Commission. These filings are available on the Company's website at www.opteum.com under the "Investor Information" page and also may be obtained at www.sec.gov.

About Opteum
Opteum Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:
Opteum Inc.
Chief Financial Officer
Robert E. Cauley, 772-231-1400
www.opteum.com